BlackRock Funds II
BlackRock Multi-Asset Income Portfolio
(the "Fund")
77D(b),(c)
Policies with respect to security investments
The Fund currently operates as a diversified fund under the Investment Company Act of 1940, as amended. Effective September 28, 2017, the following changes were made to the Fund's Summary Prospectuses and Prospectuses, as applicable:
The last paragraph in the section of each Summary Prospectus entitled "Key Facts About BlackRock Multi-Asset Income Portfolio - Principal Investment Strategies of the Fund" and the section of each Prospectus entitled "Fund Overview - Key Facts About BlackRock Multi-Asset Income Portfolio - Principal Investment Strategies of the Fund" was deleted in its entirety.
The section of each Summary Prospectus entitled "Key Facts About BlackRock Multi-Asset Income Portfolio - Principal Risks of Investing in the Fund" and the section of each Prospectus entitled "Fund Overview - Key Facts About BlackRock Multi-Asset Income Portfolio - Principal Risks of Investing in the Fund" was amended to delete "Non-Diversification Risk."
The last paragraph in the section of each Prospectus entitled "Details About the Fund - How the Fund Invests - Principal Investment Strategies" was deleted in its entirety.
The section of each Prospectus entitled "Details About the Fund - Investment Risks - Principal Risks of Investing in the Fund, the Underlying Funds and/or the ETFs" was amended to delete "Non-Diversification Risk."

23994164.2